Exhibit 10.12

KATONAH DEBT ADVISORS, L.L.C.

CONSULTING AGREEMENT

This Consulting Agreement is entered into by and between Katonah Debt Advisors, L.L.C. and John M. Stack (“Consultant”), effective as of January 1, 2011 (the “Effective Date”).

1.           Consulting Services.  During the one-year period commencing on the Effective Date, Consultant will provide consultancy services (the “Services”) to Katonah Debt Advisors, L.L.C. and Kohlberg Capital Corporation (collectively, the “Company”).  The Services shall include assisting the Company connection with the transition of oversight of investment analysts and credit processes and such other consultancy services as may be mutually agreed to by Consultant and the Company from time to time (the “Services”).  Consultant shall devote that amount of time as is reasonably required by the Company for Consultant to perform the Services, taking into account Consultant’s other business obligations as in effect from time to time.  Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company.  In no event shall the level of Services exceed 20% of the average level of services Consultant provided to the Company over the 36-month period immediately preceding the Effective Date.

2.           Term.  The initial term of this Agreement shall be the one-year period beginning on the Effective Date (the “Term”) on the terms and conditions set forth herein.  The Company shall have the right (but not the obligation) to renew this Agreement for additional one-year periods by written notice to the Consultant within 30 days prior to the end of the Term (as extended by subsequent renewals hereof) on conditions (including amounts payable) that may differ from those contained herein.

3.           Consulting Payments.  In consideration of the performance of Services under this Agreement, the Company will pay to Consultant the amounts described in Sections 3(a) and 3(b).

(a)          Monthly Payments.  On the last day of each calendar month (in arrears) during the Term, the Company will pay to Consultant the following amounts:

i.          Initial Consultancy Fee.  The Company shall pay Consultant a consultancy fee (the “Initial Consulting Fee”) of $16,030 per month for the period beginning on the Effective Date and ending on the six-month anniversary of the Effective Date (the “Initial Term”).

ii.          Subsequent Consultancy Fee.  Following the end of the Initial Term, Consultant shall continue to provide Services for an additional six month period and, in consideration thereof, the Company shall pay Consultant a consultancy fee (the “Subsequent Consulting Fee”) of $20,180 per month   (together, the Initial Consulting Fee and the Subsequent Consulting Fee are referred to as the “Consultancy Fee”).

(b)         Lump-Sum Payment.   On July 31, 2011, the Company shall pay Consultant a lump-sum payment of $20,000, subject to his continued provision of Services hereunder on such date.

4.           Expenses, Office Space, etc.  The Company shall reimburse Consultant for all expenses reasonably incurred in connection with the performance of the Services.  As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement in accordance with the Company’s reimbursement policy.  Reimbursements shall be made no later than December 31 of the year following the year in which the related expenses were incurred.  During the Term, the Company shall provide Consultant with reasonable office space at the Company’s headquarters, when available, and access to secretarial and administrative assistance so that he may perform his duties hereunder.

5.           Termination of Consulting Services.  The consultancy relationship may be terminated by the Company for Cause.  In the event of a termination of the consultancy relationship by the Company for Cause, the Company’s only obligation shall be to pay Consultant any earned but unpaid Consultancy Fee as of the termination date.  For purposes of this Agreement, “Cause” shall mean the conviction or a plea of nolo contendere of the Consultant for the commission of a felony, or willful misconduct by the Consultant in connection with his consultancy with the Company that results in material and demonstrable financial harm to the Company, or the breach of any restrictive covenants described Section 7 of this Agreement.

6.           Termination by Consultant.  The Consultant may terminate the consultancy relationship for any reason upon giving the Company ten (10) days’ advance notice of such termination.  In the event of the Consultant’s termination of the consultancy relationship, the Company’s only obligation shall be to pay Consultant any earned but unpaid Consultancy Fee as of the termination date.

7.           Confidential Information and Restrictive Covenants.

(a)         Confidential Information. During the course of Consultant’s prior employment with the Company and his provision of services as a Consultant under this Agreement, he has and will learn of Confidential Information, as defined below, and he may develop Confidential Information on behalf of the Company. Consultant agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of Consultant’s regular duties and responsibilities for the Company) any Confidential Information obtained by him incident to his employment or consulting services or any other association with the Company or any of its Affiliates. Consultant understands that this restriction shall continue to apply after his service terminates, regardless of the reason for such termination.

(b)           Protection of Documents.  All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Consultant shall be the sole and exclusive property of the Company. Consultant agrees to safeguard all Documents and to surrender to the Company, at the time his service terminates or at such earlier time or times as the Company or its designee may specify, all Documents then in Consultant’s possession or control.

(c)          Non-Competition. Consultant acknowledges that in connection with his prior employment and his present consultancy services with the Company he has had and will have access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates and that he will also generate goodwill for the Company and its Affiliates in the course of his performing Services hereunder. Therefore, Consultant agrees that the following restrictions on his activities during and after the Term is necessary protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

i.          While Consultant is performing services for the Company (the “Non-Competition Period”), Consultant agrees that he will not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance, or participate in the ownership, marketing, management, operation, control, fundraising or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise use or permit his name to be used in connection with any business or enterprise engaged in the United States in the business of structuring CDO or CLO securitization vehicles, analyzing and acquiring loans and other assets to be held by CDO or CLO vehicles, arranging for the issuance of debt and preferred securities by CDO or CLO vehicles, acting as collateral managers for such securitizations, or performing similar functions.

ii.          Consultant agrees that during the Non-Competition Period, he will not, directly or through any other Person, (i) hire any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, (ii) solicit or encourage any customer or investor of the Company or any of its Affiliates or independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them or (iii) seek to persuade any customer or investor or prospective customer or investor of the Company or any of its Affiliates to conduct with anyone else any business or activity that such customer or investor or prospective customer or investor conducts or could conduct with the Company or any of its Affiliates.

(d)           Remedies.  In signing this agreement, Consultant gives the Company assurance that he has carefully read and considered all the terms and conditions of this agreement, including the restraints imposed on him under this Section 7. Consultant agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. He further agrees that, were he to breach any of the covenants contained in this Section 7, the damage to the Company and its Affiliates would be irreparable. Consultant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by him of any of those covenants, without having to post bond. Consultant and the Company further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of Consultant’s obligations to that Affiliate under this agreement, including without limitation pursuant to this Section 7.

8.           Independent Contractor.  Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a)         Method of Provision of Services.  Consultant shall be solely responsible for determining the method, details and means of performing the Services.

(b)         No Authority to Bind Company.  Neither Consultant, nor any of his partners, agents or employees, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c)         No Benefits.  Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits under this Agreement.

(d)         Withholding During Consultancy Period; Indemnification.  Following the Effective Date, Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to him, his partners, agents or employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to his self-employment, sole proprietorship or other form of business organization, and his partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements.  Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or employees.

(e)         Supervision of Consultant’s Services.  All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and E.A. Kratzman III, President, Katonah Debt Advisors, L.L.C.  The nature and frequency of these reports will be left to the discretion of Mr. Kratzman.

9.           Conflicts with this Agreement.  Consultant represents and warrants that he is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties.  Notwithstanding the foregoing, Consultant agrees that he shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company.  Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement.  Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

10.         Miscellaneous.

(a)         Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)         Sole Agreement.  This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c)         Choice of Law, Attorneys’ Fees.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

(d)         Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement.  The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.

(e)         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(f)          Successors.  This Agreement is personal to Consultant and, without the prior written consent of the Company, shall not be assignable by Consultant otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Consultant’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(g)          Advice of Counsel.  EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date first set forth above.

KATONAH DEBT ADVISORS, L.L.C.

By:	/s/ E.A. Kratzman

Name:	E.A. Kratzman

Title:	President

Accepted and agreed:

Signature:	/s/ John M. Stack

Date:	December 10, 2010